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Exhibit 10.26

ACCURAY INCORPORATED
INTERNATIONAL DISTRIBUTOR AGREEMENT

        This International Distributor Agreement ("the Agreement") is entered into by and between Accuray Incorporated, a Delaware corporation with its executive offices located at 1310 Chesapeake Terrace, Sunnyvale, California 94089, USA, and Chiyoda Technol Corporation, a corporation organized under the laws of Japan, with its executive offices located at 1-7-12, Yushima, Bunkyo-ku, Tokyo 113-8681, Japan, as of                        , 2004 (the "Effective Date").

        Accuray manufactures and sells full-body radiosurgery using image-guided robotics, including the CyberKnife, which is FDA approved to provide treatment planning and image-guided stereotactic radiosurgery and precision radiotherapy for lesions, tumors and conditions anywhere in the body where radiation treatment is indicated.

        In order to achieve its business objectives, Accuray relies on qualified distributors to market and distribute its products and services in different territories.

        Accuray wishes to appoint Distributor as its exclusive distributor in Japan, subject to the terms and conditions of this Agreement and Distributor wishes to accept such appointment.

1.     Definitions

  1.1
  Accuray's Terms of Sale means the current standard international transaction terms and conditions of sale prepared by Accuray from time to time and provided to Distributor.

  1.2
  Customer means any person or business entity lawfully doing business in the Territory with whom Distributor enters into an agreement for Products or Services. Customer does not include hospitals located on United States armed forces bases in the Territory.

  1.3
  Products means the CyberKnife System and related products manufactured by or for Accuray for use in the radiosurgery market and listed in Exhibit A attached to this Agreement, which have been approved for sale in the Territory.

  1.4
  Project means any activity or situation that includes a potential Customer or prospect that might be interested in acquiring Accuray's Products or Services.

  1.5
  Proposal means a document that offers to provide Products or Services to a prospective Customer.

  1.6
  Purchase Order means a document provided by Distributor to Accuray that sets forth in adequate detail, including specifications and delivery schedule, the Products or Services ordered.

  1.7
  Services means the performance of radiosurgery-related services by either Accuray or Distributor, which may include technical support, training or installation of Products, as listed in Exhibit A.

  1.8
  Specification means the current written description of a Product or Service prepared by Accuray and provided to Distributor.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

  1.9
  Territory means Japan.

  1.10
  Transitional Customers means those Customers listed in Exhibit E who currently have agreements with Meditec Corporation either (i) who have entered into a new agreement with Distributor or (ii) whose existing contracts with Meditec Corporation have been assigned to Distributor pursuant to a separate agreement between Meditec Corporation and Distributor as contemplated by Section 3.8, below.

2.     Duties of Accuray

  2.1
  Status.    Accuray is responsible for ensuring that the Products supplied are of good quality as further described below.

  2.2
  Exclusive Distributor.    Accuray hereby appoints Distributor as the exclusive distributor of Products and Services to Customer in the Territory, subject to the terms and conditions of this Agreement. So long as Distributor achieves the volume of business set forth below and otherwise meets its obligations under this Agreement, Distributor shall be the exclusive distributor of Products and Services to Customer in the Territory.

  2.3
  Products and Services.    Accuray will use commercially reasonable efforts to provide timely to Distributor those Products and Services required to fill orders received from Distributor in accordance with the terms of this Agreement.

  2.4
  Product and Service Pricing.    Accuray will provide Product and Service pricing to Distributor from time to time during the Term of this Agreement. Products and Services shall be priced by Accuray to Distributor in accordance with Accuray's price list in effect from time to time, provided that Accuray will not increase the pricing of any Product or Service before December 31, 2005 (approximately two years) unless there has been a configuration change or an expansion of the, approved clinical indications, but, in any case, no change can be made without six months' prior written notice to Distributor. The current prices, as of the Effective Date, of Accuray's Products and Services are listed on Exhibit A. All prices will be stated in US Dollars.

  2.5
  Product Specifications and Promotional Literature.    Accuray will provide product specifications and promotional literature to Distributor from time to time during the Term of this Agreement. Distributor may use product specifications and promotional literature in Distributor's dealings with Customers. Accuray may introduce changes and upgrades to the Products. Accuray will be responsible for ensuring that any changes or upgrades to the Products comply with the latest regulatory approvals, and will use commercially reasonable efforts to give Distributor as much advance notice of upgrades as is feasible.

  2.6
  Shonin.    Accuray will be responsible for obtaining the Shonin from the Japanese MHLW for the CyberKnife II system (as specified in the Shonin application, which may be updated as necessary) for head and neck applications, and for any changes or upgrades to the Products. Accuray will be responsible for (i) managing and paying for any paperwork associated with obtaining the Shonin; (ii) the costs of seeking approval for expanded usage of the CyberKnife II system and other Products; (iii) timely application for all upgrades that Accuray determines are commercially appropriate; and (iv) maintaining the Shonin, all with the reasonable assistance of Distributor. At Distributor's request, Accuray will provide Distributor an update of all Shonin-related activities at any time the Shonin is changed and up to two (2) additional times a year. Accuray shall reimburse Distributor only for those Shonin-related expense incurred in connection with such assistance that have been pre-approved in writing by Accuray.

  2.7
  Warranty.    Accuray will provide a warranty that the Products will be free from defects and perform substantially in accordance with the Specifications as reflected in the Shonin at the time of sale for a period of one year following installation of the Product at Customer's facility, but not to exceed eighteen (18) months following shipment of such Product to Distributor. Accuray makes no warranty that the operation of any software will be uninterrupted or error-free. Except as set forth in the preceding sentences, Accuray makes no warranties or representations to Distributor or to any other party regarding any Products or Services provided by Accuray. To the fullest extent permitted by applicable law, Accuray disclaims all other warranties and representations, whether express or implied, including, but not limited to, any implied warranties of merchantability, fitness for a particular purpose or non-infringement, and any warranties arising out of course of dealing or usage of trade.

  2.8
  Support.    Accuray will provide Distributor the following types of support:

  2.8.1
  Hardware.    During the warranty period, Accuray will provide replacement of defective parts. This will be Accuray's sole and exclusive obligation. Accuray shall not be responsible for the installation and labor costs for such replacement parts.

  2.8.2
  Hardware Parts Inventory.    Accuray will maintain an inventory of spare parts for the Products in the Territory.

  2.8.3
  Software.    During the warranty period, Accuray will provide error corrections or "bug fixes." This will be Accuray's sole and exclusive obligation. Additionally, Accuray shall provide Distributor with any and all applicable error corrections and bug fixes generally provided by Accuray to Accuray customers with similar Product installations.

  2.8.4
  Warranty Exclusions.    All warranty replacement of parts shall be limited to malfunctions which are due and traceable to defects in original material or workmanship of Products. The warranties set forth in this Section 2 shall be void and of no further effect in the event of abuse, accident, alteration, misuse or neglect of Products, including but not limited to user modification of the operating environment specified by Accuray and user modification of any software.

  2.8.5
  Software Service Upgrades.    After the warranty period and subject to Distributor's mandatory purchase, pursuant to Section 3.15, below, of an annual software service upgrade package as more fully described in Exhibit A. Depending on the annual service upgrade package purchased by Distributor, such software service upgrades may include new features.

  2.9
  Training.    Accuray will provide training to Distributor and, as applicable, to certain Transitional Customers, in accordance with Exhibit C.

  2.10
  Clinical Trials.    Accuray and Distributor will work together to determine if clinical trials are necessary for the regulatory approval of further CyberKnife applications or Products. If they determine that clinical trials are necessary, Accuray and Distributor will work together to design and conduct those trials. Accuray will bear the incremental cost of the clinical trials, as well as the cost of submitting for regulatory approval. Notwithstanding the foregoing, Accuray shall not reimburse Distributor for any expense incurred in connection with clinical trials or regulatory approval not pre-approved in writing by Accuray. At Accuray's request, Distributor will provide Accuray with receipts and other documentation for all such expenses. Accuray shall not be responsible for Distributor's internal and existing resources for such activities.

  2.11
  Public Relations.    Accuray and Distributor will work together to design a public relations program.

  2.12
  Compliance with Laws.    Accuray will be responsible for complying with U.S. laws and with Japanese laws as they pertain to the Product and the Shonin. Upon notification by Distributor of any impending changes to Japanese laws or regulatory requirements that may necessitate modifications in the Products or Services, Accuray shall respond to such notifications in a timely manner and make necessary efforts to ensure continued compliance.

3.     Duties of Distributor

  3.1
  Status.    Distributor shall be and must at all times make it clear that it is an independent entity contracting with Accuray, and is not the employee, representative or agent of Accuray. Distributor does not have the ability or authority to enter into any legal agreements or obligations that would bind Accuray in any manner. Distributor represents that it is involved in other businesses, not competitive with its activities under this Agreement but of sufficient volume and profitability that Distributor is in no way dependent upon this Agreement or its relationship with Accuray for its continuing viability or success.

  3.2
  Training.    Distributor will provide training to Customer in accordance with Exhibit C.

  3.3
  Market Knowledge, Promotion and Sales.    Distributor represents that it has a thorough knowledge of the Territory, the market for radiosurgery products and of all current and proposed Projects. Distributor will develop a thorough and complete understanding of the Products and Services. Distributor will use its knowledge and understanding to develop potential Projects.

  3.3.1
  Distributor will use best efforts to promote the sale of and to sell Products and Services to Customers in accordance with Accuray's marketing guidance and policies in effect from time to time and will make best efforts to learn of any potential Project. Distributor will make itself familiar with each such Project so as to learn all conditions of the Project which may impact the Products or Services to be offered. In addition, as Accuray releases new features and Products, Distributor will use best efforts to promote the sale of and to sell those features and Products to the installed base of Products and to new Customers in the Territory.

  3.3.2
  Distributor sales and marketing staff will actively participate in the following activities: American Society of Therapeutic Radiology & Oncology (ASTRO); American Association of Neurological Surgeons (AANS); Accuray worldwide users' meeting; and Accuray worldwide sales meetings. Active participation includes attendance at and participation in such meetings.

  3.3.3
  Distributor will report to Accuray any proposed or pending Projects outside the Territory about which Distributor learns during the Term of this Agreement.

  3.4
  Shonin Assistance.    Distributor will give assistance where reasonable or requested by Accuray in connection with Accuray's activities related to obtaining and maintaining the Shonin. Notwithstanding the foregoing, Accuray shall not reimburse Distributor for any Shonin-related expense incurred in connection with such assistance not pre-approved in writing by Accuray. At Accuray's request, Distributor will provide Accuray with receipts and other documentation for all such expenses. Accuray shall not be responsible for Distributor's internal administrative personnel or resources for such activities.

  3.5
  Import License.    Distributor will obtain and maintain the required import license.

  3.6
  Distributor Personnel.

  3.6.1
  Full-Time, Dedicated Personnel:    Distributor will provide full-time, dedicated personnel that will include a general manager, a senior product manager and support staff, five to six senior sales people with sufficient skill, training and experience to be effectively capable of selling a $4 million product, and two clinical support or training specialists. These personnel will be full-time, one hundred percent (100%) dedicated to the business relating to Accuray's Products and Services and will have adequate backgrounds in surgical and/or radiation oncology products and services, experience and training to perform the following functions:

      3.6.1.1
      Sales, sales management, sales forecasting, and order management;

      3.6.1.2
      Marketing throughout the Territory;

      3.6.1.3
      Planning for the installation and installing Products;

      3.6.1.4
      Clinical trials, regulatory compliance, and reimbursement;

      3.6.1.5
      Product management;

      3.6.1.6
      Development of on-site training as described in Exhibit C;

      3.6.1.7
      Provision of Services; and

      3.6.1.8
      Field service.

    3.6.2
    Other Personnel:    Distributor will also provide adequate technical support staff for the operation and maintenance of the Products and Services.

  3.7
  Section deleted.

  3.8
  Installing Existing Meditec Sites.    Meditec currently has [*] ([*]) existing contracts with Customers, as listed in Exhibit E. Accuray understands that Meditec and Distributor are currently negotiating the terms to transfer or assignment of such Customers' agreements to Distributor (at which point they will become Transitional Customers).

  3.8.1
  Transition Customer Contract Reports:    Distributor will inform Accuray of the terms of any agreements it enters into with or regarding each Transitional Customer.

  3.8.2
  Installation Assistance:    Once such Customers have been transferred or assigned from Meditec to Distributor, Distributor will be responsible for installing the Product at the Transitional Customer's sites and will engage ATC and, as necessary, Accuray to perform the installations. Distributor will pay Accuray for such services.

  3.8.3
  Installation Reimbursement:    Accuray understands that Distributor and Meditec are negotiating the level of reimbursement from Meditec for the cost of installation services, including importation, radiation protection calculations, first year warranty labor, and a transfer fee, as necessary.

  3.8.4
  Acceptance and Release:    Once such Customers have been transferred or assigned from Meditec to Distributor, Distributor, with assistance from Meditec, will obtain appropriate acceptance and release documentation from each Transitional Customer following installation, which will list any further commitments that are outstanding.

  3.8.5
  Upgrades:    Pursuant to Paragraph 3 of the December 10, 2003, Letter Agreement between Accuray and Meditec, Meditec has agreed to satisfy any further commitments that are based on previous agreements between the Transitional Customer and Meditec, which may include the delivery to Transitional Customers by Accuray of additional Product capabilities, if and when regulatory approval is received.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  3.9
  Additional Meditec Inventory.    Meditec has purchased and has in inventory additional Products ("Meditec Inventory") apart from the Transitional Customer systems referred to above. Distributor will purchase Meditec Inventory, unless prohibited by law from doing so, to satisfy Customer demand. Notwithstanding the preceding sentence, Distributor will fulfill its minimum volume of Orders and Purchase Orders set forth in Section 3.13 below.

  3.9.1
  If Meditec has an upgraded (in compliance with the current Shonin) system in its inventory, to satisfy Distributor's sales demand, Distributor will order a system from Meditec. Distributor's purchase price for such systems will be $[*].

  3.9.2
  Distributor shall enter into an Agreement with Meditec determining the level of reimbursement from Meditec for the cost of installation services, including importation, radiation protection calculations, first year warranty labor, and a transfer fee, as necessary, for such Meditec Inventory.

  3.9.3
  Distributor will provide training to these Customers as provided in Exhibit C.

  3.10
  Proposals.    Distributor will submit a timely Proposal on every Project in the Territory during the Term of this Agreement. All Proposals shall be prepared and submitted to the Customer by Distributor. Proposals will offer only Products or Services described in current Specifications, and only in accordance with this Agreement. Unless Distributor has prior written consent from Accuray to the contrary, all Proposals submitted by Distributor are (and Distributor must inform the Customer that they are) subject to change in the event Accuray's Terms of Sale or Specifications change prior to the time Distributor accepts an Order from the Customer (if it does). The accuracy and cost of any translation of Accuray materials, which may be required for a particular Customer, shall be the responsibility of Distributor.

  3.11
  Orders.    Distributor will receive each Order placed by a Customer to which Distributor has submitted a Proposal. Orders may be accepted only by Distributor. The resulting contract for the sale of Products and Services shall be between Distributor and the Customer. In the case of a Product, Distributor must send a Purchase Order to Accuray at least six months prior to the expected shipment date. With regards to the systems listed in Exhibit B, this Agreement constitutes a Purchase Order. All Products must be purchased from Accuray unless otherwise specified in this Agreement or agreed in writing by Accuray.

  3.12
  Payment.    Terms of payment for all Products and Services ordered by Distributor from Accuray shall be net thirty (30) days from the date of shipment or service unless otherwise agreed. Accuray will bear the cost of any commission charge for a wire transfer. Distributor will pay a late charge of two percent (2%) on any balance that becomes overdue, plus interest at the rate of one percent (1%) per month or the highest interest rate allowed by law, whichever is greater, until paid. Payment for Products and Services shall be made in US Dollars by Distributor to Accuray by wire transfer or, at Accuray's election, in the form of irrevocable trade finance letter of credit issued by Distributor's bank, confirmed by a bank which is doing business in the State of California, United States of America, in all respects acceptable to Accuray, and delivered to Accuray with the Purchase Order. Payment for a CyberKnife will be made according to the following schedule:

  3.12.1
  $[*] six (6) months prior to the expected date of shipment of an Order/Purchase Order, or date of shipment as specified in Exhibit B;

  3.12.2
  $[*] within thirty (30) days following shipment of the CyberKnife to Distributor, and,

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

    3.12.3
    The remaining balance ninety (90) days after shipment of the CyberKnife.

  3.13
  Volume of Business.    Accuray and Distributor have reviewed and discussed the Territory in detail and have agreed that Distributor will meet the minimum volume of Orders and Purchase Orders set forth in Exhibit B attached to this Agreement. If Distributor does not make the minimum purchases set forth in Exhibit B, or does not pay timely (within sixty (60) days of the due date) for those purchases, Accuray may, at its sole determination and in its sole and complete discretion, elect to make this distribution arrangement non-exclusive.

  3.14
  Forecast.    In order to support Accuray's production planning, at least every six months during the Term of this Agreement, Distributor will provide Accuray an eighteen (18) month rolling forecast of: targeted Customers, contracted Customers and forecast of Product sales by product line.

  3.15
  Software Service Upgrades.    Distributor must purchase annual service upgrade packages from Accuray for each Customer and each Transitional Customer. Distributor may choose between (i) the Service Upgrade package and (ii) the Gold Service Contract, each of which is described in Exhibit A.

  3.16
  Customer Support.    Distributor will support Accuray's training of new Customer personnel, and will send new Customer users for training at Accuray, in accordance to and at the prices listed in Exhibit C. Distributor will provide guidance to billing and reimbursement personnel of each Customer regarding regulatory and billing requirements and reimbursement for treatment provided with Products under applicable radiosurgical reimbursement codes applicable within the Territory, Distributor will be responsible for ensuring that its personnel maintain their proficiency with respect to the Products and all upgrades, enhancements and new feature releases, and will send its personnel to Accuray for training as necessary.

  3.17
  Customer Relations.    Distributor shall deliver Products and Services to Customers in the Territory, shall report promptly to Accuray any complaints or expressions of dissatisfaction by the Customer relating to the Products or Services. While Distributor shall have no authority to offer on behalf of Accuray anything in settlement of any such complaints or expressions, Distributor shall use all best efforts to satisfy the Customer that the Products and Services meet the applicable Specifications, Proposal, and Order, if such is the case.

  3.18
  Installation.    Distributor will be responsible for providing installation for any Product a Customer purchases.

  3.19
  Warranty.    Distributor will be responsible for providing a one (1) year warranty (for parts and service) for each Product a Customer purchases. Distributor will not make any other warranties or representations in Accuray's name or on Accuray's behalf.

  3.19.1
  Extended Parts Warranty.    Distributor may include Accuray Extended Parts Warranty as an option for Customer in all service packages. Accuray's Extended Parts Warranty is detailed in Exhibit A.

  3.20
  Field Service.    Distributor will provide to all Customers, remotely and on-site when needed, routine maintenance and service and timely response to special requests for service of all installed Products in the Territory.

  3.21
  Hardware Parts Inventory.    Distributor will provide rent-free space for Accuray to maintain its hardware parts inventory of spare parts. At Accuray's request, Distributor will manage the inventory for a fee to be determined and Distributor may invoice Accuray for this service.

  3.22
  Records and Reports.

  3.22.1
  Reports.    Within thirty (30) days after the end of each quarter, Distributor will provide Accuray with a written report that includes: (i) Distributor's sales and shipments of each Product for that quarter, by dollar or yen volume and number of units, both in the aggregate and for such categories as Accuray may designate from time to time; (ii) service reports detailing all uptime and parts warranty issues; and (iii) any other information requested by Accuray, Distributor's report will comply in form and substance with Accuray's reporting requirements, as they are determined by Accuray and communicated to Distributor from time to time.

  3.22.2
  Notification.    Distributor will promptly notify Accuray of any: (i) claim or proceeding involving the Products; or (ii) claimed or suspected Product defects.

  3.22.3
  Records.    During the term of this Agreement and for a period of three (3) years after any termination or expiration thereof, Distributor will maintain complete and accurate books, records and accounts relating to the distribution of the Products, and will permit Accuray's authorized representatives to examine them on reasonable prior notice.

  3.23
  Compliance with Laws.

  3.23.1
  Within the Territory.    When Products are being shipped to Distributor, unless the particular Order provides otherwise, Distributor shall be responsible for all import duties and other import, licensing and immigration formalities which must be complied with in order for the Products to be lawfully imported into the Territory or the Services to be lawfully performed in the Territory. Although Accuray will retain regulatory responsibility for the Shonin, compliance with all other laws and regulations are the responsibility of Distributor. Distributor will notify Accuray of any impending changes to Japanese laws or regulatory requirements that pertain to, and may necessitate modifications to, the Products or Services.

  3.23.2
  United States laws.    Distributor understands that, because it is distributing the Products and Services of Accuray, a company subject to the laws of the United States of America, Distributor must, when carrying out its duties under this Agreement, avoid violations of certain of such laws. These include, but are not necessarily limited to, the following:

  3.23.2.1
  Restrictive Trade Practices or Boycotts, U.S. Code of Federal Regulations Title 15, Chapter VII, Part 760.

  3.23.2.2
  Foreign Corrupt Practices Act, U.S. Code Title 15, § 78.

  3.23.2.3
  Export Controls, imposed by U.S. Executive Order or implementing regulations of the U.S. Departments of Commerce, Defense or Treasury.

  3.24
  Translations.    To the extent it deems necessary, Distributor may, at its option and expense, translate or localize any product specifications and promotional literature Accuray has provided to Distributor, provided that Accuray has reviewed and given Distributor written approval for each such translation prior to its use or distribution to Customers.

  3.25
  Insurance.    Distributor shall obtain and keep in full force and effect during the Term of this Agreement (and thereafter until all Projects as to which Accuray has accepted an order from Distributor have been completed) general and products liability and workers' compensation insurance on an occurrence basis with coverage limits (i) in the normal and customary business of a medical device distributor and (ii) sufficient to provide coverage of any claim which may reasonably arise out of the actions or inactions of that party related to this Agreement or the business relationship between the parties. Distributor shall provide to

    Accuray from time to time while its obligation under this paragraph is in effect certificates evidencing such insurance, which certificates shall expressly provide that the underlying coverage cannot be cancelled without at least thirty (30) days' written notice to Accuray.

  3.26
  Competing Products.

  3.26.1
  During the Term of this Agreement, Distributor will not, with respect to Customers located or having Projects in the Territory, sell, offer for sale, promote the sale of, distribute or represent in any way products or services which are competitive with the Products or Services.

  3.26.2
  By April 30, 2004, until the termination of this Agreement, Distributor agrees that it will cease (i) assisting Elekta with any Elekta Products, (ii) selling Electa products and (iii) servicing Elekta products. Elekta products include, but are not limited to, the Gamma Knife.

4.     Compensation and Payment

  4.1
  Compensation.    Except as otherwise provided herein, Distributor's only compensation for its efforts on Accuray's behalf shall be the margins it earns on the resale of Products and Services, and Distributor shall bear all of the expenses which it incurs in making those efforts.

  4.2
  Payment.    Distributor shall be solely responsible for determining the creditworthiness of and collecting payment from its Customers. The risk of non-collection from the Customer will be borne entirely by Distributor, which shall be responsible for making timely payment to Accuray for Products and Services whether or not Distributor is successful in collecting from its Customer.

5.     Term and Termination

  5.1
  Term.    The Term of this Agreement shall begin on the Effective Date and continue until December 31, 2006, unless extended or sooner terminated in accordance with this Section 5.

  5.2
  Renewal.    This Agreement will be renewed for additional one-year periods, at the option of Distributor, if Distributor has carried out its duties under this Agreement, including meeting the minimum volume of purchases and shipments set forth in Exhibit B, as updated in accordance with the following. Accuray and Distributor will meet approximately one hundred eighty (180) days prior to the termination date and agree upon a Volume of Business, a number of Customer orders, and any other terms, for the subsequent renewal period. It is anticipated that the Volume of Business and number of Customer orders for 2006 shall be for no more than [*] ([*]) CyberKnife systems and no less than [*] ([*]) systems. Thereafter, the Volume of Business and number of Customer orders for each subsequent renewal year shall reflect an increase in units over the numbers determined for the previous year. Either party may terminate this Agreement at the end, or following the end, of the second renewal year with one hundred eighty (180) days prior written notice to the other party.

  5.3
  Termination for Cause.    Either party may terminate this Agreement if the other party commits a material breach of this Agreement and fails to cure it within thirty days after written notice of the breach is given by the other party, provided that, as to a breach which cannot be fully cured within thirty days, that breach shall be deemed timely cured if the cure is commenced immediately upon receipt of notice of it from the other party and pursued diligently to completion. The effective date of termination shall be the date of expiration of the cure period without a cure having occurred.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  5.4
  Termination Without Cause.    Either party may terminate this agreement with twelve (12) months prior written notice to the other party. Each party shall diligently pursue its obligations under this Agreement until the date of termination.

  5.5
  Accruals.    No termination of this Agreement will terminate any obligation of payment which has accrued prior to the effective date of such termination.

  5.6
  Termination Transition Assistance.    Immediately following termination, Distributor shall transfer to Accuray: Accuray's parts inventory; any license or permit obtained for conduct of the business in Japan; any Confidential Information and other items as will be negotiated in good faith between the parties. Furthermore, the parties agree to cooperate fully with the other for any reasonable transition assistance required in the case of termination or expiration of this Agreement.

  5.7
  No Termination Compensation.    Distributor waives any rights it may have to receive any compensation or indemnity upon termination or expiration of this Agreement, other than as expressly provided in this Agreement. Distributor acknowledges that it has no expectation and has received no assurances that any investment by Distributor in the promotion of the Products will be recovered or recouped or that Distributor will obtain any anticipated amount of profits by virtue of this Agreement.

6.     Dispute Resolution

  6.1
  Applicable law.    This Agreement shall be subject to and controlled by the laws of the State of California, not including either the choice of law/conflict of laws rules of California or international treaties (such as the U.N. Convention on Contracts for the International Sale of Goods) which would otherwise be applicable in California.

  6.2
  Notification and Discussion.    Accuray and Distributor hereby irrevocably and unconditionally agree as follows: Should any dispute arise between the parties relating to this Agreement or the business relationship between the parties, such dispute shall be submitted by one or both parties, in writing, to the Chief Executive Officer of Distributor and Accuray's President (the "Principal Officers") for resolution. The parties shall attempt to resolve any dispute arising out of relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy.

  6.3
  Process.    Any controversy, claim or dispute arising out of or relating to this Agreement, including without limitation, the construction, interpretation, validity, enforcement, performance, lack or failure of performance or breach of this Agreement, or the rights, duties or liabilities of a party under this Agreement, that cannot be resolved by agreement of the parties within fifteen (15) days of the matter being raised, and either party wishes to pursue the matter, the controversy, claim or dispute shall be referred to further dispute resolution processes in accordance with Exhibit F.

  6.4
  Confidential Information.    Any breach of Accuray Intellectual property or confidential information as described in Section 7 below or related obligations of this Agreement will cause Accuray irreparable harm for which money damages shall be an inadequate remedy and difficult to ascertain. Consequently, notwithstanding anything else in this Agreement to the contrary, in the event of any such threatened or actual breach, Accuray will be entitled to seek equitable relief in any court having jurisdiction on any claim based upon the actual or imminent misuse or unauthorized disclosure of Accuray intellectual property or confidential information, including preliminary injunctions restraining such breach and specific performance of Distributor's obligations and covenants in such sections. Such equitable relief shall be in addition, and without prejudice, to any other remedies available to Accuray at law or under this Agreement for any such breach or threatened breach. If Accuray seeks injunctive relief, such action shall not constitute a waiver of the provisions of this Agreement to arbitrate, which shall continue to govern any and every dispute between the parties including, without limitation, the right of damages, permanent injunctive relief, and any other remedy at law or in equity.

7.     Confidentiality.

  7.1
  Definition.    "Confidential Information" means: (i) any non-public,information of a party, including, without limitation, any information relating to a party's current and planned products and services, technology, techniques, know-how, research, engineering, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans; (ii) any other information of a party that is disclosed in writing and is conspicuously designated as 'Confidential" at the time of disclosure or that is disclosed orally, is identified as "Confidential" at the time of disclosure, and is summarized in a writing sent by the disclosing party to the receiving party within thirty (30) days of any such disclosure; and (iii) the specific terms and pricing set forth in this Agreement.

  7.2
  Exclusions.    The obligations in Section 7.3 will not apply to the extent any information: (i) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving party; (ii) was rightfully in the receiving party's possession at the time of disclosure, without an obligation of confidentiality; (iii) is independently developed by the receiving party without use of the disclosing party's Confidential Information; or (iv) is rightfully obtained by the receiving party from a third party without restriction on use or disclosure.

  7.3
  Obligations.    Each party will not use the other party's Confidential Information, except as necessary for the performance of this Agreement, and will not disclose such Confidential Information to any third party, except to those of its employees and subcontractors that need to know such Confidential Information for the performance of this Agreement, provided that each such employee and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Each party will use all commercially reasonable efforts to maintain the confidentiality of all of the other party's Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and Importance. The foregoing obligations will not restrict either party from disclosing the other party's Confidential Information or the terms and conditions of this Agreement: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party required to make such a disclosure gives reasonable notice to the other party to enable it to contest such order or requirement; (ii) on a confidential basis to its legal or professional financial advisors; (iii) as required under applicable securities regulations; or (iv) on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such party.

8.     Indemnities.

  8.1
  Accuray Indemnity.    Accuray will defend or settle any action brought against Distributor to the extent that it is based upon a third-party claim that a Product, as provided by Accuray to Distributor under this Agreement, infringes any United States patent or any copyright or misappropriates any trade secret, and will pay any costs and damages made in settlement or awarded against Distributor in final judgment resulting from any such claim, provided that Distributor: (i) gives Accuray prompt notice of any such claim; (ii) gives Accuray sole control of the defense and any related settlement of any such claim; and (iii) gives Accuray, at

    Accuray's expense, all reasonable information, assistance and authority in connection with the foregoing. Accuray will not be bound by any settlement or compromise that Distributor enters into without Accuray's express prior consent.

  8.2
  Injunctions.    If Distributor's rights to use and distribute a Product under the terms of this Agreement is, or in Accuray's opinion is likely to be, enjoined due to the type of claim specified in Section 8.1, then Accuray may, at its sole option and expense: (i) procure for Distributor the right to continue to use and distribute such Product under the terms of this Agreement; (ii) replace or modify such Product so that it is non-infringing; or (iii) if options (i) and (ii) above cannot be accomplished despite Accuray's reasonable efforts, then Accuray may terminate Distributor's rights and Accuray's obligations hereunder with respect to such Product and credit to Distributor the amounts paid for such Product during the twelve (12) months prior to the date Accuray issues such a credit, provided that all units of such Product are returned to Accuray in an undamaged condition.

  8.3
  Indemnity Exclusions.    Accuray will have no obligation under Sections 8.1 or 8.2 for any claim of infringement or misappropriation to the extent that it results from: (i) the combination, operation or use of a Product with or in equipment, products, or processes not provided by Accuray; (ii) modifications to a Product not made by or for Accuray; (iii) Distributor's failure to use updated or modified Products provided by Accuray; (iv) Distributor's use or distribution of a Product other than in accordance with this Agreement or (v) Distributors contracts with other manufacturers, including Elekta and manufacturers of products and services that compete with Accuray. The foregoing clauses (i) to (v) are referred to collectively as "Indemnity Exclusions".

  8.4
  Limitation.    THE FOREGOING PROVISIONS OF THIS SECTION 8 SET FORTH ACCURAY'S SOLE AND EXCLUSIVE LIABILITY AND DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OR PROPRIETARY RIGHTS OF ANY KIND.

  8.5
  Distributor Indemnity.    Distributor will defend or settle, indemnify and hold Accuray harmless from any liability, damages and expenses (including court costs and reasonable attorneys' fees) arising out of or resulting from any third-party claim based on or otherwise attributable to: (i) Distributor acts or omissions; (ii) any misrepresentations made by Distributor with respect to Accuray or the Products or Services; or (iii) an Indemnity Exclusion.

9.     Liability.

  9.1
  Exclusion of Certain Damages.    IN NO EVENT WILL ACCURAY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUE, LOSS OF USE, LOST BUSINESS OPPORTUNITIES OR LOSS OF GOODWILL), OR FOR THE COSTS OF PROCURING SUBSTITUTE PRODUCTS, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF ANY ACCURAY PRODUCTS OR SERVICES PROVIDED BY ACCURAY, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, WHETHER OR NOT ACCURAY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE PARTIES HAVE AGREED THAT THESE LIMITATIONS WILL SURVIVE AND APPLY EVEN IF ANY LIMITED

    REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

  9.2
  Total Liability.    ACCURAY'S TOTAL LIABILITY TO DISTRIBUTOR UNDER THIS AGREEMENT, FROM ALL CAUSES OF ACTION AND UNDER ALL THEORIES OF LIABILITY, WILL BE LIMITED TO THE PAYMENTS ACTUALLY RECEIVED FROM DISTRIBUTOR UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE A CLAIM FOR LIABILITY ARISES HEREUNDER

  9.3
  Basis of Bargain.    The parties expressly acknowledge and agree that Accuray has set its prices and entered into this Agreement in reliance upon the limitations of liability specified herein, which allocate the risk between Accuray and Distributor and form an essential basis of the bargain between the parties.

10.   Miscellaneous Provisions

  10.1
  Publicity.    Distributor may not use Accuray's name or trademarks on its literature, signs, or letterhead, nor may it make press releases or other public statements disclosing its relationship with Accuray under this Agreement or otherwise without the prior written consent of Accuray.

  10.2
  Titles.    Titles of the various paragraphs and sections of this Agreement are for ease of reference only and are not intended to change or limit the language contained in those paragraphs and sections.

  10.3
  Writing.    It is the intention of the parties that this written Agreement contains the entire agreement between them. No addition to or amendment of this Agreement shall have any effect unless it is also in writing and, with the exception of those matters which Accuray is expressly permitted to change from time to time during the Term of this Agreement (such as Pricing, Terms of Sale, etc.), shall only be valid if signed by the duly authorized officers of both parties.

Signatures:

DISTRIBUTOR:		ACCURAY INCOROPRATED:

By:	/s/ Toshikazu Hosoda	By:	/s/ Euan S. Thomson

Typed Name:	Toshikazu Hosoda	Typed Name:	Euan S. Thomson

Title:	President and CEO	Title:	President and CEO

Date:	21 Jan. 2004	Date:	21 Jan. 2004

[SIGNATURE PAGE TO THE ACCURAY INCORPORATED
INTERNATIONAL DISTRIBUTOR AGREEMENT]

Exhibit A

PRODUCTS AND SERVICES (INCLUDING CURRENT PRICING)

This Exhibit may be updated from time to time

(*)
The price of the service upgrade package is subject to further negotiation and will be determined by mutual agreement within thirty (30) days of the signature date of this Agreement.

(**)
The price of the High Throughput upgrade package, including Modified Linac output (400 MU/min), is subject to further negotiation, but will not be less than $[*], and will be determined by mutual agreement within thirty (30) days of the signature date of this Agreement.

Qty	Product Description	Chiyoda Transfer Price

	CyberKnife II	$[*]
	Robot	Incl.

1	Robot Manipulator	Incl.
1	Robot Control Unit	Incl.
Linac
1	Compact 6MV Linac (300 cGy/min)	Incl.
Secondary Collimator Kit — 5mm, 7.5 mm, 10 mm, 12.5
1	15 mm, 20 mm, 25 mm, 30 mm, 35 mm, 40 mm, 50 mm, 60 mm, Blank	Incl.
1	Chiller Rack Mount	Incl.
1	EPO Op Console	Incl.
Couch
1	5 Axis Motorized Treatment Couch (Low)	Incl.
1	Couch Hand Controller	Incl.
1	Tabletop Mattress	Incl.
Imaging System
2	Imaging Stands (Low)	Incl.
2	Amorphous Silicon Detectors	Incl.
2	X-ray Generators	Incl.
2	X-Ray Sources	Incl.
1	TLS PC	Incl.
1	TDS Software	Incl.
Sub-system Controls

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1	Power Distribution Unit	Incl.
1	Interface Control Chassis	Incl.
1	Control Modulator MCC	Incl.
1	ESCC Control Chassis	Incl.
1	TLSCC	Incl.
1	Equipment Rack	Incl.
1	PC Monitor	Incl.
1	Keyboard & Mouse	Incl.
1	3-way KVM Switch	Incl.
CyberKnife Software System
1	Treatment Delivery Software License	Incl.
1	Cranial treatment Skull Tracking	Incl.
1	Treatment Planning Software License	Incl.
	Hardware Components	Incl.

1	Serial Port Server	Incl.
1	SGI Octane II Workstation (Primary)	Incl.
Dual R12000A 400MHz/2MB cache
512 MB Memory
18 GB 10,000 RPM System Disk
21" Color Monitor VGA — Flat Trinitron Tilt/Swivel
DAT20-INT Internal 4mm SCSI Tape, 20GB — Patient Data Archive/Restore
40x SCSI CD-ROM Drive
IRIX Operating System
Mouse and Keyboard
Power Cords
1	SMART UPS	Incl.
1	SGI Octane II Workstation (Primary)	Incl.
Dual R12000A 400MHz/2MB cache
512 MB Memory
18 GB 10,000 RPM System Disk
21" Color Monitor VGA — Flat Trinitron Tilt/Swivel
DAT20-INT Internal 4mm SCSI Tape, 20GB — Patient Data Archive/Restore
40x SCSI CD-ROM Drive
IRIX Operating System
Mouse and Keyboard
Power Cords
	Manuals and IFU's	Incl.
1	CyberKnife II System Manuals & CD's	Incl.
1	Kuka Manipulator System Manuals	Incl.
1	Chiller Manual	Incl.
1	X-ray Detector Manuals	Incl.
1	Accuray 6MEV Medical X-ray CD	Incl.
1	X-Ray Generator Manual	Incl.
1	Couch	Incl.

	QA Tools	Incl.
1	Anthro 6D Head Phanton	Incl.
1	Ball Cube	Incl.
1	Pre-notched Dosimetry Film (20 Pieces)	Incl.
1	QA Calibration Tool	Incl.
1	Pinhole Collimator Align Tool	Incl.
1	Digital Level (1/10 degree)	Incl.
1	Ion Chamber Test Fixture	Incl.
1	Assy ISO Post	Incl.
1	Alignment Ball	Incl.
1	Pointer Calibration & Front Pointer	Incl.
Team Training
1	Technical & Clinical 5 persons (offered by CT)
1	Onsite Training (offered by CT)
1	Basic Physics and QA (offered by CT)
	Installation Kit	Incl.
1	8' Ladder	Incl.
1	Wrench allen Set	Incl.
	Miscellaneous Components	Incl.
1	Color Laser Printer	Incl.
CK II Options
Service Upgrade Package
	(annual)	(*)	not incl.
1	Software diagnostic improvements, improved mathematical modeling, improved algorithms, bug-fixes, error corrections and Other service enhancements. No new features
Gold Service Contract Package
	(software purchase contract; annual)	$[*]	Not incl.
1	One new software package / year
(i) Transitional Customers are entitled to all software Upgrades that are available for installation in the Territory During the Term.
(ii) For Transitional Customers, the Gold Service Contract is effective for (4) years commencing on the Installation completion date.
(iii) Payments are due annually, in advance.
	High Throughput (hardware + software)	(**)
1	Modified Linac output (400 MU/min)		not incl.
1	Express Software Module		Incl./w/Gold

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

	Service Items		not incl.
1	Extended Parts Warranty per year	¥ [*]	not incl.
(Provides all parts for field service and maintenance, payable quarterly in advance. This pricing is based on twenty (20) Customers committing to this program. If less than twenty (20) Customers commit, Accuray reserves the right to increase the price or cancel the program.)
	Additional Treatment Planning Station	$[*]	not incl.
1 Treatment Planning Software License
Dual R12000A 400MHz/2MB cache
512 MB Memory
18 GB 10,000 RPM System Disk
21" Color Monitor VGA — Flat Trinitron Tilt/Swivel
DAT20-INT Internal 4mm SCSI Tape, 20GB — Patient Data Archive/Restore
40x SCSI CD-ROM Drive
IRIX Operating System
Power Cords
	Additional Computer Items		not incl.
1	Additional 73 Gbyte Hard Disk (upgrade)	$[*]	not incl.
1	21" flat panel LCD monitor (upgrade	$[*]	not incl.
1	Cable Kit Add Octane to Hub	$[*]	not incl.
1	SGI 36 Gig Hard drive	$[*]	not incl.
1	SGI 18 Gig Hard drive	$[*]	not incl.
1	SGI Memory, 512MB	$[*]	not incl.
	Additional Hardware Items		not incl.
1	Headrest w/Medtec mask (GE)	$[*]	not incl.
1	CT adapter — GE Lightspeed (no HDR)	$[*]	not incl.
1	CT adapter w/HDR — Siemens	$[*]	not incl.
1	Headrest w/ Medtec mask	$[*]	not incl.
1	Additional QA Items		not incl.
1	Alignment Jig 6D — 20cm	$[*]	not incl.
1	Head Phantom Kit (contains ball cube)	$[*]	not incl.
1	Gas Chromic Film (20 pack)	$[*]	not incl.
1	Film Ball cube (20 pack)	$[*]	not incl.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

PRODUCT AND SERVICE MINIMUM VOLUMES

In addition to Meditec Orders, Distributor agrees to purchase, at a minimum, during the initial term of the contract ending December 31, 2006, and Accuray shall ship [*] CyberKnife systems on the dates specified:

[*] (***)
[*] (***)
[*]
[*]
[*]

(***)    The dates of shipment of the first [*] systems are subject to final negotiation and will be determined by mutual agreement within thirty (30) days of the signature date of this Agreement.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

TRAINING

Phase	Details	Accuray Training Obligations	Distributor Training Obligations
Phase 1: Upgrade Training (current Meditec customers to be reinstalled and upgrade training to be conducted)	Number: 1 - 10 sites

 Training consisting of:

(i) Technical
(ii) Onsite

 Timing:
(i) Users will review new hardware and new software changes prior to installation or prior to first patient treatments
(ii) Technical support to be provided by Accuray during the initial patient treatments.

Funding: Customer training to be funded by Accuray.	Technical Training:
• Train 2-3 people/site
• Train 2-3 sites together up to
    6 people/training
• 1.5 days at Accuray's Corporate
    Training Center
    • Faster, more accurate skull
       tracking algorithm
       • Submillimeter
           accuracy tracking
    • Importing DICOM RT files
    • Medical Imaging Import Tool (MIRIT)
    • Accufusion
    • Software and hardware
       changes associated with
       Express
    • Enhanced QA program
       • Ball cube
       • Automated QA
           treatment planning
       • BB test
    • KUKA robot
       • Use of the teach pendant
       • Manipulation of the robot
       • Troubleshooting the robot
    • Changes to recoverable
       and unrecoverable error
       handing
    • Changes to Treatment
       Planning System (TPS)
    • Changes to proximity
       detection program (PDP)
• Day at Stanford University
    Hospital observing patient
       treatments
    • Clinical observation of
       patient treatments
    • Discussions with peers

 Clinical Training:
• None.

 Onsite Training:
• 1-2 days conducted at the
    customer site
• Provide technical support
    for new software and
    hardware changes with
    initial patients
• Accuray Training personnel
    to support Chiyoda
    Training Specialist to
		attend, observe and learn	Technical Training • Chiyoda to send 1-2 people to provide support to new customers Clinical Training: • None. Onsite Training: • Chiyoda Training Specialist to attend, observe and learn.

Phase	Details	Accuray Training Obligations	Distributor Training Obligations
Phase 2: Transitional Customers (Meditec customers not yet installed)	Number: Circa 11-16 sites

 Customer Training consisting of:
(i) Technical
(ii) Clinical
(iii) Onsite

 Timing: Training to be conducted prior to installation of the CyberKnife.

Funding: The Technical, Clinical and Onsite Training funded by Accuray.	Technical Training
• Train 2-3 people/sites
• Train 1 team at a time
• 3 days at Accuray's
    Corporate Training Center
    • Patient setup and
       immobilization
    • CT protocol guidelines
    • Importing DICOM
       RT files and Medical
       Imaging Import Tool
       (MIRIT)
    • Accufusion
    • Basic and Advanced
       use of the Treatment
       Planning System (TPS)
    • Mock patient treatments
       • Faster, more accurate
           skull tracking algorithm
    • Troubleshooting the
       system
       • Handling
           recoverable and
           unrecoverable errors
    • Proximity Detection
       Program (PDP)
    • Manipulation of the
       robot
       • Use of the teach
           pendant
    • QA program
       • Automated QA
           treatment
           planning
       • BB test
       • Film Analysis
    • Beam Commissioning
• 1 days at Stanford
    University Hospital
    observing patient
    treatments
    • Clinical observation
       of patient treatments
    • Discussions with
       peers

 Clinical Training:
• 1 day visit at a Japanese
    Training Center
    • Clinical observation
       of patient treatments
		• Discussions with peers	Technical Training • Chiyoda to send 1-2 people to technical training to provide support to new customers • Chiyoda Training Specialist to observe and learn about CyberKnife

Phase	Details	Accuray Training Obligations	Distributor Training Obligations
• Accuray Training personnel
    and Chiyoda Training
    Specialist to support

 Onsite Training:
• 3-5 days conducted at the
    Customer site
• Provide technical support
    during initial patient
    treatments
• Accuray Training personnel
    to support Chiyoda
    Training Specialist to
attend, observe and learn

Phase 3: New Customers (new Chiyoda customers)	Number: 17-50 sites

 Customer Training
consisting of:
(i) Technical
(ii) Clinical
(iii) Onsite

 Timing: Training to be conducted prior to installation of the CyberKnife following the 3 Sections of Customer Training

 Funding: Clinical and On-site training funded by Chiyoda Technology

 Proposed Training Site Options:
(i) Option 1: Train customers in the US at Accuray Corporate
Training Center for a $[*] for
technical training only; $[*] for
technical training plus 1 day
clinical observation at Stanford
with Stanford CyberKnife Team
    • Chiyoda Technology
       and Accuray Training
       Specialists to conduct
       technical training
 (ii) Option 2: Accuray along
with Chiyoda Technology to
establish and operate Training
Center in Japan modeled after
the Accuray Training Center.
Technical training to be funded
by Chiyoda Technology	Technical Training:
• Train 2-3 people/site
• 3 days at Accuray's
    Corporate Training Center
    • Patient setup and
       immobilization
    • CT protocol
       guidelines
    • Importing DICOM
       RT files and Medical
       Imaging Import Tool
       (MIRIT)
    • Accufusion
    • Basic and Advanced
       use of the Treatment
       Planning System
       (TPS)
    • Mock patient
       treatments
    • Troubleshooting the system
       • Handling
           recoverable and
           unrecoverable
           errors
    • Proximity Detection
       Program (PDP)
    • Manipulation of the
       robot
       • Use of the teach
           pendant
    • QA program
       • Automated QA
           treatment
           planning
       • BB test
       • Film Analysis
• Beam Commissioning	Technical Training:
• Chiyoda to send 1-2 people
    to participate in the
    technical training

 Clinical Training:
• Chiyoda Training Specialist
    to support independently
    • Accuray Japanese
       Training Specialist to
       oversee

 Onsite Training:
• Chiyoda Training Specialist
    to support independently
    Accuray Japanese Training
Specialist to oversee

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Phase	Details	Accuray Training Obligations	Distributor Training Obligations
Clinical Training:
• 1 day visit at a Japanese
    Training Center
    • Clinical observation
       of patient treatments
    • Discussions with
       peers
• Chiyoda Training Specialist
    to support independently
    • Accuray Japanese
       Training Specialist to
       oversee

 Onsite Training:
• 3-5 days conducted at the
    customer site
• Provide technical support
    during initial patient
    treatments
• Chiyoda Training Specialist
    to support independently
    • Accuray Japanese
       Training Specialist to
oversee

Exhibit D

Exhibit Deleted

Exhibit E

EXISTING MEDITEC CUSTOMERS

Site Name	Location
Current
1 Konan St. Hill H.	Ube, Yamaguchi
2 Osaka Univ. H.	Suita, Osaka
3 Okayama Kyokuto H.	Okayama, Okayama
4 Kumamoto Radiosurgery Clinic	Kumamoto, Kumamoto
5 Fujimoto Hayasuzu H.	Miyakonojo, Miyazaki
6 Kyushu Univ. H.	Fukuoka, Fukuoka
7 Imabari Saiseikai H.	Imabari, Ehime
8 Kyoto Soseikai H.	Kyoto, Kyoto
9 Tobata H	Kitakyushu, Fukuoka

Future
10 [*]	[*]
11 Tsushima City H.	Tsushima, Aichi
12 [*]	[*]
13 Oka H.	Oita, Oita
14 Shinryokukai H.	Yokohama, Kanagawa
15 Kanto Neurosurgical Hospital	Kumagaya, Saitama
Asanokawa	(tent. Install date 3/03) cancelled

List based on 9/2/03 Mdt/ATC installation schedule

These hospital names may change by mutual agreement within thirty (30) days of the signature date of this Agreement.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit F

DISPUTE RESOLUTION

1.
Negotiation.    The parties shall attempt to resolve any dispute arising out of relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy, as set forth in Section 6 of the Agreement.

2.
Mediation.    If the parties do not resolve the dispute within forty-five (45) days of undertaking negotiation thereof, either Party may refer the Dispute for mediation by the applicable mediation body (as provided below) or its successor (the "Mediation Organization") by providing the Mediation Organization and the other Party a written request for mediation, setting forth the details of the dispute and the relief requested. Each Party must then participate in the mediation in good faith and share equally in its costs. If a request for mediation is made, then the mediation shall take place in Santa Clara County, California. Mediation shall be conducted by JAMS or its successor, in accordance with the JAMS mediation rules and procedures then in effect Any mediation taking place between the parties will be conducted by: (i) a mediator agreed to by the parties selected from the applicable Mediation Organization's panel of neutrals; or (ii) if the parties do not agree on a mediator, a mediator nominated by the applicable Mediation Organization. Any mediation taking place between the parties shall be conducted in the English language. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any Mediation Organization employees, are confidential, privileged and inadmissible for any purpose, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

3.
Arbitration.    If the dispute has not been resolved by non-binding means as provided herein within ninety (90) days of the initiation of such procedure, either party may initiate arbitration with respect to such matters at any time following the period provided for mediation, or determination by the mediator that the parties will not be able to resolve the issue through mediation, by filing a written request for arbitration to JAMS, as provided below, in accordance with JAMS arbitration procedures. If a request for arbitration is made, then the arbitration shall take place in Santa Clara County, California. Any arbitration taking place shall be conducted by JAMS or its successor, in accordance with the JAMS arbitration rules and procedures then in effect. Any arbitration taking place between the parties shall be conducted in the English language.

4.
Other Remedies.    Notwithstanding the foregoing, each Party shall have right before or during negotiation, mediation or arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the negotiations, mediation or arbitration.

QuickLinks

ACCURAY INCORPORATED INTERNATIONAL DISTRIBUTOR AGREEMENT
[SIGNATURE PAGE TO THE ACCURAY INCORPORATED INTERNATIONAL DISTRIBUTOR AGREEMENT]
Exhibit B PRODUCT AND SERVICE MINIMUM VOLUMES
Exhibit C TRAINING
Exhibit D Exhibit Deleted
Exhibit E EXISTING MEDITEC CUSTOMERS
Exhibit F DISPUTE RESOLUTION